Exhibit 10.37

November 8, 2010

Mr. John Lamar

11411 Shadow Way

Houston, Texas 77044

Dear John:

The purpose of this letter is to confirm the outline of responsibilities and remuneration of your assignment as Chief Restructuring Officer (CRO) and Lead Independent Director for YRC Worldwide Inc. as recently approved by the Board of Directors and the Compensation Committee.

CRO Duties and Responsibilities: The CRO, among other things will be responsible for overseeing the strategy, operations and restructuring efforts of YRC Worldwide Inc. in its efforts to achieve short and long term viability and business recovery. The CRO will report to and be responsible directly to the Board of Directors of the Company. The CRO will also be available for discussions with the Company’s creditors and the Administrative Agent and their financial and other professional advisors, the International Brotherhood of the Teamsters and their financial and other professional advisors, and other professional advisors from time to time upon reasonable request related to the Company’s financial status, business operations and restructuring plans.

Term of Agreement: The CRO assignment will be in effect for a period of 12 months, commencing November 8, 2010.

Fees: In addition to Director Compensation, the CRO duties will be compensated at a rate of $80,000 per month.

Success Fee: The CRO will be eligible for a Success Fee of $500,000 based on the achievement of specific objectives and business results to be determined by the Board of Directors. Any earned incentive will be payable at the end of the original twelve (12) month term of the CRO assignment.

Travel and Business Expenses: Reasonable expenses related to the roles of Director and CRO will be reimbursed by the company.

If you have any questions about the terms of this agreement please contact Bev Goulet or me.

Respectfully;

Jim Kissinger

Executive Vice President, Human Resources

YRC Worldwide Inc.

cc:	Bev Goulet